Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statement on Form 3 of WANG & LEE GROUP, Inc. our report dated May 13, 2024, with respect to the consolidated financial statements of WANG & LEE GROUP, Inc. as of and for the years ended December 31, 2022 and 2023 and to the reference to our firm under the heading “Experts”.

/s/ AOGB CPA Limited

AOGB CPA Limited

Hong Kong, Hong Kong

August 30, 2024